FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226123-03

From: Spg Syndicate Jpm (JP MORGAN SECURITIES) <sjpm2@bloomberg.net>
Sent: Thursday, May 23, 2019 1:20 PM
Subject: ★X-A LAUNCH★ BMARK 2019-B11 (PUBLIC)

BMARK 2019-B11 -- NEW ISSUE CMBS

NEW ISSUE CMBS ***PUBLIC OFFERING***

JOINT BOOKRUNNERS & CO-LEAD MANAGERS: J.P. MORGAN SECURITIES LLC, DEUTSCHE BANK SECURITIES INC, CITIGROUP GLOBAL MARKETS INC.

CO-MANAGERS: DREXEL HAMILTON, LLC, ACADEMY SECURITIES, INC.

RATING AGENCIES: S&P/FITCH/MORNINGSTAR

***PUBLIC OFFERED CERTIFICATES***

CLASS	RATING (S/F/M)	SIZE (MM)	WAL	~PROCEEDS	~PX	LAUNCH
X-A	AA/AAA/AAA	856.162	8.74	$68.8MM	$8.00	J+110

PRICING ASSUMPTIONS: 100% CPY TO CALL & OVER INTERPOLATED USD TSY

TIMING & PROCESS

ANTICIPATED PRICING: ~1:45PM EST

ANTICIPATED SETTLEMENT: ON OR ABOUT JUNE 17, 2019

JPM SPG SYNDICATE CONTACTS

ANDY CHERNA 212-834-4154

KAILIN TWOMEY 212-834-4154

JPM CMBS BANKING CONTACTS

KUNAL SINGH 212-834-5467

DWAYNE MCNICHOLAS 212-834-9328

JPM CMBS TRADING DESK CONTACTS

AVINASH SHARMA 212-834-3111

DERRICK FETZER 212-834-3111

DEUTSCHE BANK TRADING DESK CONTACT

RYAN HORVATH 212-250-5149

CITIGROUP SYNDICATE DESK CONTACTS

RAUL OROZCO 212-723-1295

MATT PERRY 212-723-1295

*******************************************************************************

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (800) 408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. You should not reply to this announcement. Any reply e-mail communications, including those you generate by using the “Reply” function on your e-mail software, will be ignored or rejected. This notice does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where such offer or solicitation would be unlawful, and does not constitute an offer to sell or a solicitation of an offer to buy or an advertisement in respect of securities in any province or territory of Canada other than the provinces of Ontario, Quebec, Alberta, British Columbia, Nova Scotia and New Brunswick unless the issuer has securities listed or quoted on one of the exchanges or markets referred to in the definition of “OTC Issuer” in Multilateral Instrument 51-105. Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.